PRUDENTIAL GLOBAL TACTICAL ALLOCATION SUBSIDIARY, LTD.

A wholly-owned subsidiary of Prudential Global Tactical Allocation Fund, a series of

Prudential Investment Portfolios 3

Subadvisory Agreement

Agreement made as of this 1st day of April, 2015 between Prudential Investments LLC (“PI” or the “Manager”), a New York limited liability company, and Quantitative Management Associates LLC (the “Subadviser” or “QMA”), a New Jersey limited liability company.

WHEREAS, the Manager has entered into a Management Agreement, dated April 1, 2015 (the “Management Agreement”) with Prudential Global Tactical Allocation Subsidiary, Ltd (the “Fund”), an exempt company incorporated under the Companies Law (2010 Revision) of the Cayman Islands, and a wholly owned subsidiary of the Prudential Global Tactical Allocation Fund (the “Global Tactical Allocation Fund”), a non-diversified series of Prudential Investment Portfolios 3 (the “Trust”), a Delaware statutory trust and an open-end management investment company registered under the U.S. Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to which PI acts as Manager of the Fund; and

WHEREAS, the Manager, acting pursuant to the Management Agreement, desires to retain the Subadviser to provide investment advisory services to the Fund and to manage such portion of the Fund’s portfolio as the Manager shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Manager, the Board of Directors of the Fund and the Board of Trustees of the Trust, the Subadviser shall manage such portion of the Fund’s portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund’s investment objectives, policies and restrictions, and subject to the following understandings:

(i) The Subadviser shall provide supervision of such portion of the Fund’s portfolio as the Manager shall direct and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned (other than directing a securities lending program) by the Fund, and what portion of the assets will be invested or held uninvested as cash.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the Memorandum and Articles of Association of the Fund, any procedures adopted by the Board applicable to the Fund and any amendments to those procedures (“Board Procedures”) which have been provided to it by the Manager (the “Fund Documents”), the Prospectus and Statement of Additional Information of the Global Tactical Allocation Fund, as currently in effect, and with the instructions and directions of the Manager and of the Board, and co-operate with the Manager’s (or its designee’s) personnel responsible for monitoring the Fund’s compliance. The Subadviser shall comply at all times with provisions of Cayman Islands law and any rules and regulations thereunder to which it may be subject and which have been provided by the Manager. The Manager shall provide Subadviser timely with copies of any updated Fund Documents.

(iii) The Subadviser shall determine the securities, futures contracts, swaps, options, currency contracts and other investments or instruments to be purchased or sold by such portion of the Fund’s portfolio, as applicable, and may place orders, with or through such persons, brokers, dealers or futures commission merchants (including but not limited to any broker-dealer affiliated with the Manager or the Subadviser) to carry out the policy with respect to brokerage as the Board may direct from time to time. In providing the Fund with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the receipt of services that affect securities transactions and incidental functions, such as clearance and settlement functions, and advice as to the value of securities, the advisability of investing in securities, the availability of securities or purchasers or sellers of securities and analyses and reports concerning issues, industries, securities, economic factors, trends, portfolio strategy, and the performance of accounts, the financial responsibility, and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser’s other clients may be a party. The Manager (or Subadviser) to the Fund each shall have discretion to effect investment transactions for the Fund through broker-dealers and prime brokerage arrangements with broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser(s)) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the U.S. Securities Exchange Act of 1934, as amended (the “1934 Act”), and to cause the Fund to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadviser) with respect to the Fund and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.  Pursuant to the rules promulgated under Section 326 of the USA Patriot Act, broker-dealers are required to obtain, verify and record information that identifies each person who opens an account with them.  In accordance therewith, broker-dealers whom the Subadviser selects to execute transactions in the Fund’s account may seek identifying information about the Trust and/or the Fund.

On occasions when the Subadviser deems the purchase or sale of a security, futures contract, swap, option, currency contract or other investment or instrument to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities, futures contracts swaps, options, currency contracts or other investments or instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(iv) The Subadviser shall maintain such books and records with respect to the Fund’s portfolio transactions effected by it as required by Rule 31a-1 under the 1940 Act. The Subadviser shall render to the Board of Directors of the Fund and the Board of Trustees of the Trust such periodic and special reports as the Directors and Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Directors or officers or employees of the Fund or Trustees or officers or employees of the Global Tactical Allocation Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund’s securities.

(v) The Subadviser or an affiliate shall provide the Fund's custodian (the “Custodian”) on each business day with information relating to all transactions concerning the portion of the Fund’s assets it manages, and shall provide the Manager with such information upon request of the Manager.

(vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser recognizes that its services may be terminated or modified by the Manager.

(b) The Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as Directors or officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(c) The Subadviser shall keep the Fund’s books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser’s services hereunder needed by the Manager to keep the other books and records of the Fund as are required by Rule 31a-1 under the 1940 Act or any successor regulation for investment companies registered under the 1940 Act. The Subadviser agrees that all records which it maintains for the Fund are the property of the Fund, and the Subadviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods set forth in Rule 31a-2 under the 1940 Act or any successor regulation any such records as are required to be maintained by investment companies registered under the 1940 Act pursuant to paragraph 1(a) hereof.

(d) In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with applicable regulations. The Subadviser shall assure that its employees cooperate reasonably with the Manager for purposes of filing any required reports with regulators having appropriate jurisdiction.

(e) The Subadviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

(f) The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Fund’s portfolio in accordance with the Subadviser’s procedures, subject to such reasonable reporting and other requirements as shall be established by the Manager which may include use by Manager of a third-party vendor for proxy voting administration services. The Subadviser may use a third-party voting service and customized procedures in accordance with Subadviser’s policies.

(g) The Subadviser acknowledges that it is responsible for evaluating whether market quotations are readily available for the Fund’s portfolio securities, evaluating whether those market quotations are reliable for purposes of valuing the Fund’s portfolio securities, evaluating whether those market quotations are reliable for determining the Fund’s net asset value per share and promptly notifying the Manager upon the occurrence of any significant event with respect to any of the Fund’s portfolio securities. Upon reasonable request from the Manager, the Subadviser (through a qualified person) will assist the valuation committee of the Trust or the Manager in valuing securities of the Fund as may be required from time to time, including making available information of which the Subadviser has knowledge related to the securities being valued.

(h) The Subadviser shall provide the Manager with any information reasonably requested regarding its management of the Fund’s portfolio required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Trust on behalf of the Global Tactical Allocation Fund with the U.S. Securities and Exchange Commission (the “Commission”). The Subadviser shall provide the Manager with any reasonable certification, documentation or other information reasonably requested or required by the Manager for purposes of the certifications of shareholder reports for the Global Tactical Allocation Fund by the Trust’s principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act of 2002 or other law or regulation. The Subadviser shall promptly inform the Manager if the Subadviser becomes aware of any information provided by the Subadviser with respect to the Fund in the Prospectus and Statement of Additional Information of the Global Tactical Allocation Fund that is (or will become) materially inaccurate or incomplete.

(i) The Subadviser shall comply with the Fund Documents provided to the Subadviser by the Manager or the Fund. The Subadviser shall notify the Manager as soon as reasonably practicable upon detection of any material breach of such Fund Documents.

(j) The Subadviser shall keep the Fund and the Manager informed of developments relating to its duties as Subadviser of which the Subadviser has, or should have, knowledge that would materially affect the Fund or the Global Tactical Allocation Fund. In this regard, the Subadviser shall provide the Trust, the Manager, and their respective officers with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement as the Fund and the Manager may from time to time reasonably request. Additionally, prior to each Board of Trustees meeting of the Trust, the Subadviser shall provide the Manager and the Board of Trustees of the Trust with reports regarding the Subadviser’s management of the Fund’s portfolio during the most recently completed quarter, in such form as may be mutually agreed upon by the Subadviser and the Manager.

2. The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser's performance of its duties under this Agreement. The Manager shall provide (or cause the Custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Fund managed by the Subadviser, cash requirements and cash available for investment in such portion of the Fund, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Directors of the Fund or the Board of Trustees of the Trust that affect the duties of the Subadviser).

3. For the services provided pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Fund’s average daily net assets (as calculated by the Custodian) of the portion of the Fund managed by the Subadviser as described in the attached Schedule A. Expense caps or fee waivers for the Fund that may be agreed to by the Manager, but not agreed to in writing by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Manager. If this Agreement becomes effective or terminates, or if the manner of determining the applicable fee changes, in the middle of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

4. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance or bad faith on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement; provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager or the Fund may have against the Subadviser under applicable law. The Manager shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including reasonable attorneys’ fees, which may be sustained as a result of the Manager’s willful misfeasance, bad faith, or reckless disregard of its duties hereunder or violation of applicable law including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Manager, its affiliated persons, its officers, directors and employees, for any liability and expenses, including reasonable attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

5. This Agreement shall continue in effect for a period of more than two year s from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board or by vote of holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund , or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Fund and the Manager of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including , but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; (2) to the Fund c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, Grand Cayman, KYI-9005, Cayman Islands; or (3) to the Subadviser at Gateway Center Two, 100 Mulberry Street, 6th Floor, Newark, NJ 07102, Attention: Chief Legal Officer.

6. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser’s directors, officers or employees who may also be a Trustee, officer or employee of the Trust, the Global Tactical Allocation Fund or the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7. During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all Prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Global Tactical Allocation Fund or the public, which refer to the Subadviser (including the Subadviser’s name, derivatives thereof and any logo associated therewith) in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

8. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

9. This Agreement shall be governed by the laws of the State of New York.

10. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. .. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By: /s/ Scott E. Benjamin

Name: Scott E. Benjamin
Title: Executive Vice President

QUANTITATIVE MANAGEMENT ASSOCIATES LLC

BY: /s/ Scott Hayward

Name: Scott Hayward
Title: Chief Executive Officer

SCHEDULE A

PRUDENTIAL GLOBAL TACTICAL ALLOCATION SUBSIDIARY, LTD.

A wholly-owned subsidiary of Prudential Global Tactical Allocation Fund, a series of

Prudential Investment Portfolios 3

As compensation for services provided by Quantitative Management Associates LLC (“QMA”), Prudential Investments LLC will pay QMA an advisory fee on the net assets managed by QMA that is equal, on an annualized basis, to the following:

Fund Name	Fee
Prudential Global Tactical Allocation Subsidiary, Ltd.	0.70% of average daily net assets

Dated as of April 1, 2015.